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[BLACK & DECKER LOGO APPEARS HERE]


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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



     The 1999 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at Black & Decker, 28712 Glebe Road, Easton, Maryland 21601, on April 27, 1999, at 9:00 a.m., for the following purposes:


1. To elect eight directors to serve until the next annual meeting;


2. To approve the selection of Ernst & Young LLP as Black & Decker's independent accountants; and


3. To conduct any other business properly brought before the meeting.


     Stockholders of record at the close of business on February 18, 1999, will be entitled to vote at the meeting or any adjournments of the meeting.


     YOUR VOTE IS IMPORTANT. Whether you plan to attend or not, we encourage you to read this Proxy Statement, and SIGN, DATE, AND RETURN YOUR PROXY CARD in the envelope provided or vote by touch tone telephone by calling 1-800-OK2-VOTE (1-800-652-8683). Your Board of Directors recommends a vote "FOR" each of the nominees included in the Proxy Statement and "FOR" the selection of Ernst & Young LLP as independent accountants.


By Order of the Board of Directors



/s/ Barbara B. Lucas
Barbara B. Lucas
Senior Vice President -- Public Affairs
  and Corporate Secretary
March 15, 1999

PROXY STATEMENT

     The Notice of Annual Meeting, this Proxy Statement, and the enclosed Proxy and Annual Report of The Black & Decker Corporation ("Black & Decker"), including the Consolidated Financial Statements for the year ended December 31, 1998, are being mailed beginning March 15, 1999, to stockholders of record at the close of business on February 18, 1999 (the "Record Date"). The Board of Directors is soliciting proxies to be voted at the 1999 Annual Meeting of Stockholders to be held at Black & Decker, 28712 Glebe Road, Easton, Maryland 21601, on April 27, 1999, at 9:00 a.m. You may vote your shares by: (1) signing the enclosed Proxy and returning it in the enclosed envelope; (2) calling the toll-free number listed on the Notice of Annual Meeting of Stockholders and on the enclosed Proxy and voting by telephone; or (3) attending the meeting in person and voting by ballot at the meeting. You may revoke your Proxy, whether it was authorized by signing the enclosed Proxy or granted using our telephone voting procedure, at any time before it is exercised by: (1) delivering written notice of revocation to Black & Decker's Corporate Secretary; (2) delivering another Proxy that is properly signed and has a later date; (3) voting by telephone on a later date; or (4) voting in person at the meeting. Voting by mail using the enclosed Proxy or by telephone using the telephone voting procedure does not limit your right to attend the meeting and, if you wish, change your vote by ballot at the meeting.


     The telephone voting procedure is new to Black & Decker stockholders this year. It is designed to authenticate your votes using the special control number assigned to you and listed on the enclosed Proxy. To use this procedure, you may call 1-800-OK2-VOTE (1-800-652-8683) using a touch tone telephone, 24 hours a day, 7 days a week, up to the date of the meeting, and following the instructions and directions of the interactive telephone response system. Your telephone instructions will authorize the persons named as proxies to vote your shares as you direct.


     Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of Black & Decker shares and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D.
F. King & Co., Inc., to assist it in the solicitation of Proxies and has agreed to pay D. F. King approximately $13,000 and to reimburse its expenses. The solicitation of Proxies is being made by mail, and also may be made by telephone or telecopy by Black & Decker employees and representatives of D. F. King.


     Black & Decker's principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.


VOTING SECURITIES


     On the Record Date, there were 87,290,269 shares of common stock outstanding held by 18,186 stockholders of record. Each share of common stock is entitled to one vote. The election of directors requires the vote of a majority of the shares of stock present in person or by proxy. All other matters submitted to a vote at the meeting will be decided by a majority of all votes cast in person or by proxy. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. If a broker, other record holder, or nominee indicates on a Proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not affect the outcome of the vote.


     On the Record Date, to Black & Decker's knowledge, no one other than those listed in the following table beneficially owned more than 5% of the outstanding shares of common stock.



                                         TITLE OF             AMOUNT OF          PERCENT OF
                NAME                       CLASS        BENEFICIAL OWNERSHIP       CLASS
-----------------------------------   --------------   ----------------------   -----------
FMR Corp.(1)                           Common stock    13,244,026 shares(2)         15.2%
82 Devonshire Street
Boston, Massachusetts 02109
Harris Associates L.P.(3)              Common stock    11,213,665 shares(4)         12.8%
Two North LaSalle Street-Suite 500
Chicago, Illinois 60602-3790
State Street Research and              Common stock      4,575,900 shares            5.2%
 Management Company(5)
One Financial Center
Boston, Massachusetts 02111

     (1) The Schedule 13G, as amended, filed by FMR Corp. included Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., as reporting persons. According to the Schedule 13G, as amended, FMR Corp. has sole voting power for 466,326 shares and sole investment power for 13,244,026 shares.
     (2) Includes 4,780,000 shares (or 5.5% of outstanding common stock) owned by Fidelity Magellan Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Also includes 12,523,400 shares (or 14.3% of outstanding common stock) beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
     (3) The Schedule 13G, as amended, filed by Harris Associates L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, included Harris Associates, Inc., the sole general partner of Harris Associates L.P., as a reporting person. According to the Schedule 13G, as amended, Harris Associates L.P. has shared voting power for all the shares, shared investment power for 8,295,200 shares, and sole dispositive power for 2,918,465 shares.
     (4) Includes 8,267,000 shares (or 9.5% of outstanding common stock) owned by The Oakmark Fund, a series of Harris Associates Investment Trust, which has filed a separate Schedule 13G.
     (5) State Street Research and Management Company ("SSRM") is a registered investment advisor under Section 203 of the Investment Advisors Act of 1940. SSRM has advised Black & Decker that the 4,575,900 shares reported above were owned as of the Record Date by various investment advisory clients of SSRM, none of whom has an interest with respect to more than 5% of the outstanding shares of common stock. SSRM disclaims any beneficial interest in the shares.

ELECTION OF DIRECTORS


     Eight directors will be elected to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

[Photo of       NOLAN D. ARCHIBALD
Noland D.       CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER
Archibald       THE BLACK & DECKER CORPORATION
appears
here]                Mr. Archibald received an undergraduate degree from Weber
                State University in 1968 and a master of business administration degree from the Harvard Graduate School of Business in 1970. After serving in various executive positions with Conroy, Inc., Mr. Archibald became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. in 1977. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel
                Lamp Company, and president of the Home Products Division. In
                1983, he was elected a senior vice president of Beatrice and president of the Consumer & Commercial Products Group. Mr.
                Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. Since then, he has been elected to the additional position of chairman of the board.

                     Mr. Archibald, who is 55, was first elected a director of
                Black & Decker in 1985. He also serves as a director of Brunswick Corporation.

[Photo of       NORMAN R. AUGUSTINE
Norman R.       CHAIRMAN - EXECUTIVE COMMITTEE
Augustine       LOCKHEED MARTIN CORPORATION
appears
here]                Mr. Augustine received a bachelor of science degree in
                1957 and a master of science degree in 1959, both in aeronautical engineering, from Princeton University. After serving in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company, he joined the United States
                Department of Defense, where he served as Undersecretary of the Army. Mr. Augustine joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman and chief executive officer in 1988. Following the merger of Martin
                Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman and chief executive officer. Since 1997, Mr. Augustine has been a lecturer with the rank of Professor at Princeton University.

                     Mr. Augustine, who is 63, was first elected a director of
                Black & Decker in 1997. He also serves as a director of Lockheed Martin Corporation, Phillips Petroleum Company, and Procter & Gamble Co.

[Photo of       BARBARA L. BOWLES
Barbara L.      PRESIDENT AND CHIEF EXECUTIVE OFFICER
Bowles          THE KENWOOD GROUP, INC.
appears
here]
                     Ms. Bowles received an undergraduate degree from Fisk
                University in 1968 and a master of business administration degree from the University of Chicago in 1971. Following graduation, she held various positions at First National Bank of Chicago, including vice president of trust investments. From
                1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In
                1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles is currently president of The Kenwood Group, Inc., an equity advisory firm that she founded in 1989.


                     Ms. Bowles, who is 51, was first elected a director of
                Black & Decker in 1993. She also serves as a director of Wisconsin Energy, Fort James Corporation, the Chicago Urban League, and the Children's Memorial Hospital of Chicago.

[Photo of       MALCOLM CANDLISH
Malcolm         FORMER CHAIRMAN
Candlish        FIRST ALERT, INC.
appears
here]
                     Mr. Candlish received an undergraduate degree from the
                London School of Economics in 1956. After holding marketing positions with the Beecham Group in London and Brazil and with Colgate-Palmolive in New York, Mr. Candlish worked for McKinsey
                & Company, Inc. from 1965 to 1977 in numerous locations around the world and was elected a partner in 1971. From 1977 to 1983, he held various positions with Wilson Sporting Goods, including vice president and general manager of the International
                Division, senior vice president of marketing, and president. He then served six years as president and chief executive officer of Samsonite Corporation. In 1989, Mr. Candlish joined Sealy,
                Inc. as president and chief operating officer, and shortly thereafter was named chief executive officer and chairman of the board. In 1992, Mr. Candlish left Sealy, Inc. and was elected a director, chairman of the board, and chief executive officer of First Alert, Inc., a manufacturer of home safety products. He relinquished the position of chief executive officer in 1996 and the position of chairman of the board in 1998.


                     Mr. Candlish, who is 63, was first elected a director of
                Black & Decker in 1991. He also serves as a director of AmerUs Group.

[Photo of       ALONZO G. DECKER, JR.
Alonzo G.       HONORARY CHAIRMAN OF THE BOARD
Decker, Jr.     THE BLACK & DECKER CORPORATION
appears
here]
                     Mr. Decker was first employed by Black & Decker in 1922.
                In 1929, he received a degree in electrical engineering (E.E.)
                from Cornell University and joined Black & Decker on a full-time basis in 1930, concentrating most of his activities in engineering, research, and manufacturing. In 1940, Mr.
                Decker became vice president of manufacturing and was elected a director of Black & Decker. He became executive vice president in 1956 and, in 1960, was elected president. He became chief executive officer in 1964 and, in 1968, was elected to the additional position chairman of the board. Mr. Decker relinquished his positions as president in 1972, as chief executive officer in 1975, and as chairman of the board in 1979. He continues to serve on a part-time basis in an advisory and consulting capacity.


                     Mr. Decker, who is 91, serves as a trustee of The Maryland
                Institute, College of Art. He also serves as a member of the Board of Visitors and Governors of Washington College and as a trustee emeritus of The Johns Hopkins University.

[Photo of       MANUEL A. FERNANDEZ
Manuel A.       CHAIRMAN
Fernandez       GARTNER GROUP, INC.
appears
here]
                     Mr. Fernandez received an undergraduate degree in
                electrical engineering in 1967 and completed post graduate studies in electrical engineering in 1969 from the University of Florida. He also completed post-graduate work in business administration at Florida Institute of Technology. After graduation, he held various positions with ITT, Harris
                Corporation, and The Fairchild Corporation. He joined Zilog
                Incorporated as president in 1979, and in 1982 he joined Galvin
                Computer Corporation as president and chief executive officer.
                In 1984, he became president and chief executive officer of DataQuest, Inc., an information technology service company. In
                1991, he joined Gartner Group as president and chief executive officer and was elected chairman of the board in 1995.


                     Mr. Fernandez, who is 52, was first elected a director of
                Black & Decker in February 1999. He also serves as a director of Brunswick Corporation and Getty Images.

[Photo of       ANTHONY LUISO
Anthony         PRESIDENT - INTERNATIONAL
Luiso           CAMPOFRIO, S.A.
appears
here]
                     Mr. Luiso received an undergraduate degree from Iona
                College in 1967 and a master of business administration degree in 1982 from the University of Chicago. Upon graduation from college, he was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. Mr. Luiso held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left
                Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International
                Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley
                Growers during 1998. He is currently the president-international of Campofrio, S.A., the leading processed meat products company in Spain.


                     Mr. Luiso, who is 55, was first elected a director of
                Black & Decker in 1988.

[Photo of       MARK H. WILLES
Mark H.         CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER
Willes          THE TIMES MIRROR COMPANY AND
appears         PUBLISHER, THE LOS ANGELES TIMES
here]

                     Mr. Willes received an undergraduate degree from Columbia
                College in 1963 and a doctorate from Columbia Graduate School of Business in 1967. He was Assistant Professor of Finance and Visiting Lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman of the board in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman of the board. In 1997, he also became publisher of THE LOS ANGELES TIMES.


                     Mr. Willes, who is 57, was first elected a director of
                Black & Decker in 1990. He also serves as a director of The Talbots, Inc.

BOARD OF DIRECTORS


     COMPENSATION OF DIRECTORS. Under the Non-Employee Directors Stock Plan (the "Directors Stock Plan"), non-employee directors receive an annual retainer of 500 shares of common stock and cash in an amount equal to the value of the shares, with committee chairs receiving an additional 50 shares and cash in an amount equal to the value of the shares. No separate meeting fees are paid. Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their fees in the form of "phantom shares". Under the 1995 Stock Option Plan for Non-Employee Directors (the "Directors Stock Option Plan"), directors who are not full-time employees of Black & Decker receive options to purchase 2,500 shares of common stock when they first become directors and upon each re-election. The option exercise price under the Directors Stock Option Plan is the market price on the date of grant. Options become exercisable one year from the date of grant and remain exercisable for 10 years. Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director is traveling in connection with Black & Decker's business. Mr. Decker is employed by Black & Decker as a part-time employee/consultant at an annual rate of $150,000 to provide consulting and advisory services that the Board or the president of Black & Decker may request.


     Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director's surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or
(3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-employee director, and no director first elected after 1993 may participate.


     During 1998, the Board met in person or by telephone six times. All directors, with the exception of Mr. Augustine, attended more than 75% of the total number of meetings of the Board and Board committees on which they served.


     COMMITTEES. The Board of Directors has four committees: Executive, Organization, Audit, and Finance. All committees other than the Executive Committee are composed of non-employee directors.


     EXECUTIVE COMMITTEE. The Executive Committee, which is currently composed of Alonzo G. Decker, Jr. (Chairman), Nolan D. Archibald, Malcolm Candlish, Anthony Luiso, and Mark H. Willes, did not meet during 1998. The Executive Committee meets when required during intervals between meetings of the Board of Directors and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law.


     AUDIT COMMITTEE. The Audit Committee, which is currently composed of Malcolm Candlish (Chairman), Norman R. Augustine, Barbara L. Bowles, and M. Cabell Woodward,

Jr., met three times during 1998. Its functions include: (1) making recommendations to the Board of Directors regarding the selection of independent accountants; (2) approving the selection of and changes in the independent accountants selected by Black & Decker's subsidiaries; (3) conferring with the independent accountants to review their fees, the scope of their prospective annual audit, and the results of their work; (4) reviewing financial statements; (5) serving as a channel of communications between the Board and management, internal auditors, and the independent accountants; (6) reviewing the adequacy of internal auditing, accounting, and financial controls and procedures; and (7) approving the nature and scope of non-audit services performed by the independent accountants.


     FINANCE COMMITTEE. The Finance Committee, which is currently composed of Anthony Luiso (Chairman), Norman R. Augustine, Barbara L. Bowles, and Malcolm Candlish, met five times during 1998. Its functions include: (1) reviewing financial policies and procedures, operating and financial results, capital expenditures, operating budgets, and proposals for corporate financing, including the issuance and sale of Black & Decker's securities; (2) approving short-term and long-term borrowings in amounts in excess of established thresholds; (3) making dividend recommendations to the Board of Directors; (4) reviewing certain acquisitions, mergers, divestitures, capital expenditures, dispositions of real estate, and foreign currency movements and exposures; (5) reviewing capital expenditure and operating budgets; and (6) overseeing the pension plans of Black & Decker and its subsidiaries.


     ORGANIZATION COMMITTEE. The Organization Committee, which is currently composed of Mark H. Willes (Chairman), Anthony Luiso, and M. Cabell Woodward, Jr., met five times during 1998. Its functions include: (1) reviewing management structure and performance; (2) recommending the election or removal of officers and planning for succession; (3) reviewing the job performance of the elected officers; (4) recommending salaries and benefits for principal corporate officers; and (5) administering incentive compensation plans and stock option plans.


     The Organization Committee also is responsible for: (1) proposing to the Board of Directors a slate of nominees for election as directors at the annual meeting of stockholders; (2) recommending candidates to fill Board vacancies between annual meetings of stockholders; (3) nominating annually a slate of officers and members of the standing committees of the Board; and (4) handling problems of continuing fitness of individual directors. In performing its nominating function, the Organization Committee will consider nominees recommended by stockholders.


     A director may not serve on the Organization Committee if the director is or was an employee of Black & Decker, is receiving compensation from Black & Decker in any capacity other than as a director, or is an employee or principal of an advisor, consultant, or significant customer or supplier to Black & Decker.


     NOMINATION OF DIRECTORS. Only persons nominated in accordance with Black & Decker's Bylaws are eligible for election as directors. Nominations may be made at the meeting only by the Board of Directors or any nominating committee or person appointed by the Board or by any stockholder who is entitled to vote and follows the procedures described below.

     A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 90 days nor more than 110 days prior to the meeting. (If Black & Decker provides less than 100 days' notice of the date of the meeting, the stockholder's notice must be received no later than the close of business on the 10th day after the meeting notice was mailed or the public disclosure was made, whichever occurred first.) The stockholder's notice must include: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Rule 14a under the Securities Exchange Act of 1934. The stockholder also must include the stockholder's name and address and the number of shares of common stock owned. Black & Decker may require any proposed nominee to furnish other information that may be required to determine the nominee's eligibility to serve as a director.


     If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     The rules of the Securities and Exchange Commission require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 1998, all reports required under Section 16(a) of the Securities Exchange Act of 1934 for its directors, officers, and 10% stockholders were filed on a timely basis.


SECURITY OWNERSHIP OF MANAGEMENT


     The Board of Directors has adopted a stock ownership policy for executives, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of one times the base salary of certain executives to five times the base salary of the chief executive officer. Until the minimum share ownership target is met, an executive is expected to retain at least 50% of the net shares received under the Performance Equity Plan and upon exercise of stock options. The policy does not apply to executives who are 60 years of age or older.


     The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each of Black & Decker's directors, nominees, and named executive officers and by all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 1.6% of the common stock, each of the named directors and executive officers beneficially owns less than 1% of the common stock, and all current directors and executive officers as a group beneficially own 3.0% of the common stock. The table also includes (1) shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options and (2) stock units that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan.



                                                                  NUMBER OF SHARES
                                                                    BENEFICIALLY
   NAME                                                                 OWNED
--------------------------------------------------------------- --------------------
 Nolan D. Archibald                                                  1,453,198(1)
 Norman R. Augustine                                                     8,006(2)
 Barbara L. Bowles                                                       6,500(3)
 Malcolm Candlish                                                       10,757 (3,4)
 Alonzo G. Decker, Jr.                                                 261,710(3,5)
 Charles E. Fenton                                                      87,530(6)
 Manuel A. Fernandez                                                         0
 Joseph Galli                                                          229,580(7)
 Anthony Luiso                                                          11,107(3,8)
 Thomas M. Schoewe                                                     160,414(9)
 Frederik B. van den Bergh                                              25,750(10)
 Mark H. Willes                                                         10,337(3,11)
 M. Cabell Woodward, Jr.                                                10,006(3,12)
 All Directors and Executive Officers as a Group (22 persons)        2,652,020 (13)

     (1) Includes 1,135,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 2,738 shares held under the Retirement Savings Plan and 43,440 shares held by or for the benefit of members of Mr. Archibald's immediate family as to which Mr. Archibald has sole or shared voting or investment power.
     (2) Includes 2,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Mr. Augustine has the right to acquire an additional 2,500 shares of common stock within 60 days of the date of this Proxy Statement. Also includes 1,006 stock units that are held for the benefit of Mr. Augustine in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
     (3) Includes 5,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Each of these directors has the right to acquire an additional 2,500 shares of common stock within 60 days of the date of this Proxy Statement.
     (4) Owned by a revocable trust over which Mr. Candlish has voting and investment power in his capacity as a settlor and a trustee. Also includes 1,107 stock units that are held for the benefit of Mr. Candlish in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Candlish.
     (5) Includes 110 shares held under the Retirement Savings Plan, 3,339 shares held directly by Mr. Decker's spouse, and 150,000 shares held by two trusts of which Mr. Decker is one of two trustees.
     (6) Includes 1,504 shares held under the Retirement Savings Plan and 64,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.
     (7) Includes 1,645 shares held under the Retirement Savings Plan and 209,600 shares that may be acquired within 60 days of the Record Date by exercising stock options.
     (8) Includes 1,107 stock units that are held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Luiso.
     (9) Includes 1,785 shares held under the Retirement Savings Plan, and 135,250 shares that may be acquired within 60 days of the Record Date by exercising stock options.

     (10) Includes 21,250 shares that may be acquired within 60 days of the Record Date by exercising stock options.
     (11) Includes 4,230 shares owned jointly with Mr. Willes' spouse. Also includes 1,107 stock units that are held for the benefit of Mr. Willes in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Willes.
     (12) Includes 1,006 stock units that are held for the benefit of Mr. Woodward in a deferred compensation account under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Woodward.
     (13) Includes 21,312 shares held for the account of the executive officers under the Retirement Savings Plan and 1,860,850 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 5,337 stock units that are held in deferred compensation accounts for the benefit of non-employee directors under the Directors Stock Plan, which stock units ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors. These stock units are not entitled to be voted and may not be transferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.


     The information provided in the table above is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.


EXECUTIVE COMPENSATION


     The following tables and text summarize, in accordance with regulations of the Securities and Exchange Commission, Black & Decker's compensation of its executive officers.


     SUMMARY COMPENSATION. The following table shows a three-year history of Black & Decker's compensation of its chief executive officer and the four other most highly compensated executive officers based on total annual salary and bonus for 1998.


                                                        ANNUAL COMPENSATION
                                            --------------------------------------------
                                                                             OTHER
                                                                            ANNUAL
                                                                            COMPEN-
NAME AND PRINCIPAL POSITION        YEAR        SALARY       BONUS           SATION
----------------------------- ------------- ----------- ------------- ------------------
Nolan D. Archibald                 1998      $966,667    $2,000,000  $  214,593 (a)
Chairman, President and            1997       900,000     1,800,000     156,728 (c)
Chief Executive Officer            1996       900,000     1,422,000   2,894,345 (d)
-----------------------------      ----      --------    ----------    -------------
Charles E. Fenton                  1998       348,333       500,000      27,496 (e)
Senior Vice President and          1997       331,667       306,000      29,069 (e)
General Counsel                    1996       315,000       200,000      28,761 (e)
-----------------------------      ----      --------    ----------    -------------
Joseph Galli                       1998       487,500       600,000      30,820 (g)
Executive Vice President           1997       425,000       575,000      29,188 (g)
                                   1996       350,000       155,000      34,158 (g)
------------------------------     ----      --------    ----------    -------------
Thomas M. Schoewe                  1998       362,500       337,500      28,023 (i)
Senior Vice President              1997       336,667       315,000      28,654 (i)
and Chief Financial Officer        1996       304,167       212,000      29,088 (i)
-----------------------------      ----      --------    ----------    -------------
Frederik B. van den Bergh          1998       407,375       225,000      8,503 (k)
Vice President                     1997       201,076       197,490      5,079 (k)
                                   1996(m)
-----------------------------      ----      --------    ----------    -------------


                                      LONG-TERM
                                     COMPENSATION
                              --------------------------
                                 AWARDS       PAYOUTS
                              ----------- --------------
                               SECURITIES
                               UNDERLYING                   ALL OTHER
                                OPTIONS/                      COMPEN-
NAME AND PRINCIPAL POSITION       SARS     LTIP PAYOUTS       SATION
----------------------------- ----------- --------------   ------------
Nolan D. Archibald              200,000     $1,385,789      $   128,753 (b)
Chairman, President and         100,000      1,906,740          109,578
Chief Executive Officer              --      1,391,250           74,088
-----------------------------   -------     ----------      -----------
Charles E. Fenton                30,000        329,925           32,890 (f)
Senior Vice President and        25,000        462,257           27,727
General Counsel                  30,000        315,615           23,418
-----------------------------   -------     ----------      -----------
Joseph Galli                     75,000        461,895           41,958 (h)
Executive Vice President         50,000        303,750           25,621
                                330,000        197,558           21,042
-----------------------------   -------     ----------      -----------
Thomas M. Schoewe                30,000        302,483           30,405 (j)
Senior Vice President            25,000        453,954           22,905
and Chief Financial Officer     100,000        289,082           21,475
-----------------------------   -------     ----------      -----------
Frederik B. van den Bergh        12,000        439,951            9,381 (l)
Vice President                   85,000        304,147               --
-----------------------------   -------     ----------      -----------

     (a) Includes perquisites and other personal benefits of $99,419. The perquisites and other personal benefits include personal use of Black & Decker's plane at an approximate cost to Black & Decker of $68,073.
     (b) Includes $4,800 in contributions to the Retirement Savings Plan, $45,753 in life insurance premiums, and $78,200 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
     (c) Includes perquisites and other personal benefits of $50,182. The perquisites and other personal benefits include personal use of Black & Decker's plane at an approximate cost to Black & Decker of $19,899 and reimbursement for financial counseling fees of $16,370.
     (d) The total dollar cost to Black & Decker of the perquisites and other personal benefits received by Mr. Archibald in 1996 did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included. The amount includes $2,797,704 paid to Mr. Archibald in connection with his exercise of 150,000 cash appreciation rights to cover the income tax liability incurred upon exercise of stock options in 1996 in accordance with the terms of options granted to Mr. Archibald in 1986 and commitments made when he was hired in 1985. Mr. Archibald's remaining stock options do not carry this benefit.
     (e) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Fenton did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
     (f) Includes $3,200 in contributions to the Retirement Savings Plan, $13,260 in life insurance premiums, and $16,430 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
     (g) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Galli did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
     (h) Includes $4,800 in contributions to the Retirement Savings Plan, $10,083 in life insurance premiums, and $27,075 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
     (i) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Schoewe did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
     (j) Includes $4,800 in contributions to the Retirement Savings Plan, $10,080 in life insurance premiums, and $15,525 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
     (k) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. van den Bergh did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
     (l) Consists of life insurance premiums paid by Black & Decker.
     (m) Mr. van den Bergh joined Black & Decker in 1997. He was not employed by Black & Decker at any time during 1996.


     OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table shows information about grants of stock options to named executive officers under Black & Decker's stock option plans during 1998. No stock appreciation rights ("SARs") were granted to executive officers during 1998.



                                                                                  POTENTIAL REALIZED VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF
                                                                                    STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                         FOR OPTION TERM
                            ----------------------------------------------------- ----------------------------
                              NUMBER OF     % OF TOTAL
                              SECURITIES   OPTIONS/SARS
                              UNDERLYING    GRANTED TO     EXERCISE
                             OPTIONS/SARS  EMPLOYEES IN    OR BASE    EXPIRATION
NAME                           GRANTED     FISCAL YEAR      PRICE        DATE          5%            10%
--------------------------- ------------- ------------- ------------- ----------- ------------- --------------
Nolan D. Archibald             200,000          18.2     $  53.7187     12/9/08    $6,756,680    $17,122,760
Charles E. Fenton               30,000           2.7        53.7187     12/9/08     1,013,502      2,568,414
Joseph Galli                    75,000           6.8        53.7187     12/9/08     2,533,755      6,421,035
Thomas M. Schoewe               30,000           2.7        53.7187     12/9/08     1,013,502      2,568,414
Frederik B. van den Bergh       12,000           1.1        53.7187     12/9/08       405,401      1,027,366
--------------------------- ------------- ------------- ------------- ----------- ------------- --------------

     These stock options have an exercise price equal to the fair market value of common stock on the date of grant and become exercisable in four equal annual installments beginning 12 months after the date of grant. They also include a limited stock appreciation right -- upon a change in control, the stock options would be canceled, and the holder would be entitled to a cash payment equal to the difference between the market value of common stock and the exercise price of each of the outstanding options.


     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES. The following table shows information regarding the stock options exercised by Black & Decker's named executive officers during 1998 and the number and value of unexercised stock options at December 31, 1998. The value of unexercised stock options is based on the closing price of $56.0625 per share of common stock on December 31, 1998, the last trading day of 1998. As of that date, no SARs were outstanding.



                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS AT              OPTIONS/SARS AT
                                                               DECEMBER 31, 1998            DECEMBER 31, 1998
                                                         ----------------------------- ----------------------------
                                SHARES
                               ACQUIRED     REALIZED
NAME                         ON EXERCISE      VALUE      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------- ------------- ------------- --------------- ------------- -------------  -------------
Nolan D. Archibald            1,000,000    $31,853,674     1,135,000       275,000      $45,584,688    $1,823,448
Charles E. Fenton                    --             --        64,000        70,000        1,784,313       920,939
Joseph Galli                      1,500         50,554       209,600       462,500        6,277,163     7,054,379
Thomas M. Schoewe                    --             --       135,250       101,750        3,848,766     1,500,361
Frederik B. van den Bergh            --             --        21,250        75,750          336,953     1,038,985
--------------------------- ------------- ------------- --------------- ------------- -------------  -------------

     LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR



                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                                           NON-STOCK PRICE-BASED PLANS(B)
                                                                      -----------------------------------------
                                 NUMBER OF         PERFORMANCE OR
                                  SHARES,        OTHER PERIOD UNTIL
                               UNITS OR OTHER      MATURATION OR
NAME                             RIGHTS(A)             PAYOUT          THRESHOLD       TARGET        MAXIMUM
---------------------------   ---------------   -------------------   -----------   -----------   -------------
Nolan D. Archibald                13,146              3 years          $368,499      $736,998      $1,105,496
Charles E. Fenton                  4,057              3 years           113,723       227,446         341,168
Joseph Galli                       5,634              3 years           157,928       315,856         473,784
Thomas M. Schoewe                  4,226              3 years           118,460       236,920         355,380
Frederik B. van den Bergh          3,944              3 years           110,555       221,110         331,666
---------------------------   ---------------   -------------------   -----------   -----------   -------------

     (a) Each of these awards constitutes a grant under the Performance Equity Plan ("PEP") of Performance Units equivalent to shares of common stock in December 1998 for the three-year period commencing January 1, 1999. Cash amounts paid under the PEP during 1998 for outstanding Performance Units in amounts equal to the dividends that would have been paid if the Performance Units were in the form of common stock are included in the Other Annual Compensation column of the Summary Compensation Table.
     (b) In accordance with the performance goals established under the PEP for the three-year period ending December 31, 2001, the threshold, target, and maximum awards are equal to 50%, 100%, and 150%, respectively, of the Performance Units granted. The various levels of future payouts will be based upon Black & Decker achieving established targets for earnings per share and, in certain cases, return on net assets and operating income at the end of the three-year performance period. The amounts shown for each named executive officer are based on the closing price of $56.0625 per share of common stock on December 31, 1998, the last trading day of 1998. The value of any payouts ultimately received will vary depending, among other things, on the price per share of common stock on the date the payouts are made.

     PENSION BENEFITS. The following table shows the estimated annual retirement benefits payable under Black & Decker's pension plans to participating employees, including the executive officers named in the Summary Compensation Table (other than Mr. van den Bergh who is not covered by any United States pension plans), based on the stated average annual compensation and years of service. Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains supplemental plans for specified executives that authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. The following table reflects benefits payable under both the tax-qualified plans and the applicable supplemental plans for employees participating in the tax-qualified plans and the applicable supplemental plans.



PENSION PLAN TABLE (EXCLUDING MR. VAN DEN BERGH)



                                                 YEARS OF SERVICE
 AVERAGE ANNUAL    ---------------------------------------------------------------------------
  COMPENSATION          15             20             25             30             35
----------------   ------------   ------------   ------------   ------------   ------------
   $  500,000      $ 300,000      $ 300,000      $ 300,000      $ 300,000      $ 300,000
      750,000        450,000        450,000        450,000        450,000        450,000
    1,000,000        600,000        600,000        600,000        600,000        600,000
    1,250,000        750,000        750,000        750,000        750,000        750,000
    1,500,000        900,000        900,000        900,000        900,000        900,000
    1,750,000      1,050,000      1,050,000      1,050,000      1,050,000      1,050,000
    2,000,000      1,200,000      1,200,000      1,200,000      1,200,000      1,200,000
    2,500,000      1,500,000      1,500,000      1,500,000      1,500,000      1,500,000
    3,000,000      1,800,000      1,800,000      1,800,000      1,800,000      1,800,000
    3,500,000      2,100,000      2,100,000      2,100,000      2,100,000      2,100,000
    4,000,000      2,400,000      2,400,000      2,400,000      2,400,000      2,400,000
----------------   ------------   ------------   ------------   ------------   ------------

     (1) The amounts in the table assume that benefit payments will start when the participant reaches age 60 (with five years of service). If payments start before age 60, the benefit amount would be actuarially reduced.
     (2) For at least 10 but less than 15 years of service, the amounts in this table would be 50% of average annual compensation. For less than 10 years of service, the amounts in the table would be 5% of average annual compensation for each year of service. These reductions would not apply, however, to participants in the plan when a change in control occurs.


     Compensation used in calculating the amounts reflected in the Pension Plan Table is the executive's highest three-year average of base annual salary and bonuses (as reported in the Summary Compensation Table) out of the last five years of employment (or the last five calendar years) with Black & Decker including salary continuance periods. However, in the case of executives covered by certain severance benefits agreements, compensation used under the applicable supplemental plans in calculating the amounts reflected in the Pension Plan Table may be the highest three-year average compensation out of the executive's last five years of employment (or the last five calendar years) with Black & Decker before the date of a change in control, if that average is higher, and full benefits are provided regardless of his or her years of credited service. The normal retirement age is 65 for pension plan purposes and is age 60 with five years of service for supplemental plan purposes.

     The credited years of service for pension purposes as of December 31, 1998, and the estimated years of service at age 60 for each of the executives named in the Summary Compensation Table (other than Mr. van den Bergh) are as follows:



                          YEARS OF SERVICE         YEARS OF SERVICE
NAME                    AT DECEMBER 31, 1998     AT NORMAL RETIREMENT
--------------------   ----------------------   ---------------------
Nolan D. Archibald               13.25                   17.75
Charles E. Fenton                 9.67                   19.08
Joseph Galli                     18.50                   37.75
Thomas M. Schoewe                12.92                   26.67
--------------------   ----------------------   ---------------------

     The Pension Plan Table reflects the annual benefit payable beginning at the participant's 60th birthday in the form of an annuity for the participant's life. If a participant dies, his or her surviving spouse receives 50% of the monthly benefits for the spouse's life.


     The benefits reflected in the Pension Plan Table are reduced by 100% of the participant's Social Security benefits, and any retirement, disability, death, and similar benefits received from Black & Decker or any other employer.



     In the case of Mr. van den Bergh, pursuant to an individual agreement entered into at the time he was hired by Black & Decker, he is entitled to receive pensions that may be payable from certain non-United States tax-qualified plans, non-tax-qualified plans, or both. The following table reflects benefits payable to Mr. van den Bergh under both the tax-qualified plans and the non-tax-qualified plans.


PENSION PLAN TABLE (MR. VAN DEN BERGH)



                                       YEARS OF SERVICE
 AVERAGE ANNUAL    --------------------------------------------------------
  COMPENSATION          10            15            20            25
----------------   -----------   -----------   -----------   -----------
    $ 400,000      $ 88,000      $132,000      $176,000      $220,000
      500,000       110,000       165,000       220,000       275,000
      600,000       132,000       198,000       264,000       330,000
      700,000       154,000       231,000       308,000       385,000
      800,000       176,000       264,000       352,000       440,000
----------------   -----------   -----------   -----------   -----------

     (1) The amounts in the table assume benefits begin at age 60. If benefits begin before age 60, they will be actuarially reduced.
     (2) At December 31, 1998, Mr. van den Bergh had 4.46 years of credited service, and at age 60 he will have 10.88 years of credited service assuming continuous service to age 60.


     Mr. van den Bergh's annual benefits payable under these arrangements will equal 2.2% of his final average compensation for each year of credited service. In the case of Mr. van den Bergh, final average compensation is the highest five-year average of his base annual salary and bonuses (as reported in the Summary Compensation Table) while employed by Black & Decker. For pension purposes, Mr. van den Bergh received one-half year of credit for each year of service with Black & Decker before rejoining Black & Decker in 1997. His normal retirement age for the purpose of his pension arrangement is age 60, and his earliest retirement age is 55. If Mr. van den Bergh is married at his death, his spouse will receive a pension equal to 50% of the pension Mr. van den Bergh was receiving (or would have been entitled to receive) at the time of his death. If Mr. van den Bergh dies while receiving pension payments and is not married at his death, any of his children who are under age 21 will receive a pension until reaching age 21 equal to 20% of the pension Mr. van den Bergh was receiving, but no more than two such pensions will be provided. If Mr. van den Bergh dies while working for Black & Decker, his wife or other designated beneficiaries also will receive a lump sum death benefit equal to twice his annual base salary at death.


     SEVERANCE BENEFITS AND OTHER AGREEMENTS. The terms and conditions of employment of Mr. Archibald, Black & Decker's chairman, president, and chief executive officer, are governed by a written employment contract. Mr. Archibald's contract currently provides for an annual salary of $1,000,000, severance payments on basically the same terms and conditions as stated below in the discussion of severance benefits agreements, and the continuation of substantially all benefits and perquisites for a three-year period following termination of employment (other than a voluntary termination by Mr. Archibald), or until he obtains substantially equivalent employment.


     The terms and conditions of employment of Mr. van den Bergh are governed by a written agreement and certain other agreements between Mr. van den Bergh and Black & Decker. Mr. van den Bergh's agreement initially provided for a base salary of $400,000, which was increased to $420,000 on the 14-month anniversary of the commencement of his employment in accordance with Black & Decker's salary review practice. The agreement contemplates that Mr. van den Bergh will participate in Black & Decker's annual incentive plan and PEP, with a target and maximum bonus under the annual incentive plan of 50% and 75%, respectively, and a grant of Performance Units under the PEP equivalent to 50% of his base salary. The agreement confirms Mr. van den Bergh's eligibility for stock options and other benefits and perquisites on terms and conditions consistent with benefits paid to similarly situated employees. The agreement also provides for salary continuation payments to Mr. van den Bergh following termination of his employment for periods of up to three years and provides for the pension benefits described above under the heading "Pension Benefits."


     In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. Fenton, Galli, and Schoewe. In the event a covered executive is terminated other than for cause, the executive's compensation and benefits will be continued for a specified period of up to two years or until another position of employment is obtained, whichever occurs first. The compensation and benefits payable under the salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive's base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.


     In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time, and currently cover approximately 15 employees, including each of the named executive officers. The severance benefits agreements expire on December 31, 2000, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control. The severance benefits agreements provide for the payment of specified benefits in the event employment terminates under certain circumstances within three years following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker's then-outstanding securities; (2) a significant change in the composition of the Board of Directors occurs; (3) Black & Decker enters into an agreement that would result in a change of control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.


     Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers.


     Benefits under the severance benefits agreements generally include: (1) a lump sum severance payment equal to three times the sum of the employee's annual base salary and the Annual Incentive Plan maximum payment; (2) payment of deferred compensation; (3) maintenance for a period of three additional years of life, disability, accident, medical, dental and health insurance benefits substantially similar to those benefits to which the employee was entitled immediately prior to termination; (4) additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; (5) reimbursement of legal fees and expenses incurred as a result of the termination; and (6) cash payments in lieu of common stock issuable under stock option plans. For these purposes, Annual Incentive Plan maximum payment means the higher of the employee's maximum potential award under the applicable annual incentive plan for a specified base year or any subsequent year.


     The Board of Directors believes that these severance benefits agreements encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energies to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits agreements, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, since the agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.


ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     Recommendations regarding the annual salaries of Black & Decker's executive officers are made by the Organization Committee and submitted to the Board of Directors for approval. The Board did not reject or modify in any material way any of the recommendations of the Committee during 1998. Awards of incentive compensation are made by the Committee under the incentive plans described below and are reported to the Board.


     PHILOSOPHY AND OBJECTIVES. Black & Decker seeks to attract and retain top quality executives by providing a competitive, performance-based executive compensation program. The fixed compensation element of the program is intended to be, in the aggregate with other compensation, competitive with the market. The incentive compensation element is designed to focus management on annual and long-term financial performance and on long-term stock price performance, with both annual and long-term objectives and both cash and stock-based rewards. The program reflects Black & Decker's pay-for-performance philosophy and is intended to provide pay commensurate with performance.


     Total payouts under the incentive compensation element of the program vary with Black & Decker's annual and long-term performance against the objectives and targets established under each of the incentive compensation plans and, subject to limitations, with the Committee's subjective evaluation of individual performance.


     Once it is determined that a participant is eligible for payment under the Executive Annual Incentive Plan ("EAIP") because the threshold earnings per share, excluding non-recurring items (gains on the sale of businesses, the write-off of goodwill, and restructuring charges), have been reached and, if applicable, the participant's particular business unit reached its financial targets, the exact amount of the payment is determined by multiplying the target payment by a payout factor and an individual performance factor. Although the payout factor is determined by a mathematical formula calculated against established objectives (including operating income and working capital management for executives with operating responsibility), the actual payment is determined following a subjective evaluation of the participant's performance and success in areas deemed to be significant to Black & Decker as a whole or to the particular business unit. For the chief executive officer, this individual performance evaluation is based, among other factors, upon working capital management and return on net assets. A participant's performance evaluation may result in a payment less than (but not greater than) the amount otherwise payable under the plan. Under certain circumstances, in the case of individual performance by an executive that the Committee deems extraordinary, the Committee may award a special bonus to an individual outside of the EAIP.


     The United States Internal Revenue Code limits deductions for certain compensation in excess of $1 million annually paid to specified executive officers of public companies. The Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. Because the Committee believes that the prudent use of discretion in determining pay level is in the best interest of Black & Decker and its stockholders, under some circumstances (other than under the EAIP and the Performance Equity Plan ("PEP")) the Committee may continue to exercise both positive and negative discretion in determining appropriate amounts of compensation. In those situations, part of the compensation paid may not be deductible.

     PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION. The principal components of the executive compensation program are base salary, annual and long-term incentive compensation, and stock option incentives.


     Black & Decker's objective is to pay its executive officers base salaries that are sufficient to attract and retain individuals with the qualities believed to be necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. An individual executive officer's salary level generally is based on tenure, an evaluation of the executive officer's performance during the period in which he or she has been employed, and other special circumstances such as the international nature of Black & Decker's business, overseas assignments, and direct competition for the executive officer's services. The Committee and the Board of Directors generally consider increases in base salary at 14-month intervals for executive officers other than the chief executive officer and at 18-month intervals for the chief executive officer. The Committee and the Board from time to time also consider increases in base salary in connection with significant promotions or increases in the responsibilities of executive officers and when it is necessary to respond to competitive pressures.


     Historically, the Committee has approved annual bonuses based upon a number of factors, including EPS performance against established targets. Individual awards generally have been based upon corporate financial performance, business unit performance, and a subjective evaluation of individual performance. Corporate financial performance generally has been measured by EPS excluding non-recurring items, and business unit performance generally has been measured by operating income and working capital management against budget. Target incentive awards then have been multiplied by a payout factor and an individual performance factor. Throughout the remainder of this Report, references to EPS mean EPS excluding non-recurring items.


     In 1998, the payout factor for executive officers who were members of the corporate staff was entirely dependent upon EPS measured against target. Individual performance factors for the chief executive officer included, among others, free cash flow and return on net assets measured against targets. For executive officers with operating responsibility for individual business units, 25% of the payout factor was determined by comparing EPS to target, and 75% was determined by comparing business unit operating income and working capital management to target business unit performance in these areas.


     The EPS achieved in 1998 exceeded the EPS target established by the Committee at the beginning of the year for purposes of awards under the EAIP. Target incentive awards for 1998 ranged from 50% to 100% of base salary, with maximum awards of 75% to 200% of base salary reflecting the extent to which EPS exceeded the target for the year and the Committee's evaluation of each individual's performance and the performance of the business unit or units for which the individual was responsible. For the year ended December 31, 1998, eight individuals received awards under the EAIP.


     The long-term incentive program is composed of the PEP and stock option plans. The PEP is a stock-based performance plan. PEP units and stock options are granted annually to eligible participants. PEP units provide a potential award, generally payable in stock, based on Black & Decker's three-year performance against established EPS and, in the case of executives with operating responsibility, return on net assets or operating income. The EPS targets are established by the Committee at the beginning of each three-year period after consideration of the long-term operating plan. Stock options generally have a 10-year term, are granted at fair market value on the date of grant, include limited stock appreciation rights exercisable in the event of a change in control, and become exercisable in equal annual installments over a four-year period (or, in the case of certain multi-year grants, a five-year period). The number of PEP units or stock options granted to an executive officer for a given period generally is determined by the officer's base salary, with the dollar value of the shares underlying the PEP unit or stock option grant ranging from 25% to 70% of base salary. To maximize the incentive aspects of these programs and focus on those individuals who are in a position to have the greatest effect on Black & Decker's performance, the percentages of base salary increase as responsibility increases.
     The number of PEP units or stock options is not tied to Black & Decker's past performance, since the ultimate value of the benefit depends on future corporate performance and the future market values of Black & Decker's common stock.
     Approximately 380 individuals received stock options in 1998, and 28 individuals received payouts for the three-year PEP performance period that ended on December 31, 1998.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Archibald's base salary was increased to $1,000,000 in 1998. In connection with its evaluation of Mr. Archibald's base salary, the Committee considered the fact that Mr. Archibald's base salary had not been changed since 1995. The Committee also reviewed the extent to which shareholder value had increased since 1995 and Mr. Archibald's effectiveness in developing and implementing the Corporation's strategy.
     Mr. Archibald's annual incentive award of $2,000,000 for 1998 was based on EPS of $2.63 achieved in 1998. Under the EAIP criteria established at the beginning of 1998, Mr. Archibald was eligible for a target award of 100% of his base salary and a maximum award of 200% of his base salary. Considering corporate financial performance and individual performance factors, including free cash flow and return on net assets, Mr. Archibald was awarded 200% of his base salary.
     Stock options and PEP awards represent Mr. Archibald's primary long-term incentive opportunity. Coupled with Black & Decker's stock ownership policy for executive officers, which is discussed above under the caption "Security Ownership of Management," these components of the long-term incentive award program are intended to create a strong motivation to develop and implement strategies that lead to consistent and lasting increases in Black & Decker's return to its stockholders. Mr. Archibald's stock ownership significantly exceeds the stock ownership policy target of five times his salary established by the Board of Directors.
     In December, the Committee awarded Mr. Archibald 200,000 stock options. The grant was made to continue to align his interests with those of stockholders in strategically repositioning Black & Decker. During the year, Mr. Archibald exercised options to purchase 1,000,000 shares that were scheduled to expire in May 1999.
     For the three-year performance period that ended on December 31, 1998, Mr. Archibald had been granted 17,809 PEP units. Under the terms of the PEP, participants are entitled to receive up to 150% of the original grant if the target EPS is exceeded. Because Black & Decker exceeded the target EPS for this performance period, 26,714 shares were awarded to Mr. Archibald for the period. This number of shares represented an award of 150% of the PEP units granted to him for this performance period because the EPS achieved in 1998 entitled him to the maximum award established at the beginning of the performance period. For the three-year performance period beginning January 1, 1999, the Committee granted Mr. Archibald 13,146 PEP units, which, if earned, would equal approximately 70% of his current salary based on the stock price on the date of grant.

     COMPENSATION OF OTHER EXECUTIVE OFFICERS. With the exception of executive officers who received salary increases in connection with their initial election as executive officers or substantial promotions in 1998, the named and other executive officers received salary increases ranging from no raise to a raise of 20% during 1998.
     The named and other executive officers (other than Mr. Archibald) received annual incentive awards ranging from $130,000 to $600,000, including an award to one of the named executive officers outside of the EAIP. The incentive awards were determined in a manner consistent with the plans and philosophy described above.
     For the three-year performance period beginning January 1, 1999, the Committee granted PEP units to executive officers (other than Mr. Archibald) based on target percentages of base salary of approximately 25% to 60% in a manner consistent with the philosophy described above. For the three-year performance period that ended on December 31, 1998, the Committee awarded shares to those executive officers participating in the PEP at a level of 150% of the PEP units initially granted for this performance period in a manner consistent with the philosophy described above.
     A number of named and other executive officers received stock option grants during 1998. The level of the stock option grants was determined based on the long-term incentive compensation philosophy described above. Generally the options have a 10-year term, are exercisable at the fair market value of the shares of common stock on the date of grant, include limited stock appreciation rights exercisable in the event of a change in control as defined in the plans, and become exercisable in equal annual installments over a four-year period.

     ACCESS TO COMPETITIVE COMPENSATION DATA. The Committee reviews with management competitive data from recognized national surveys concerning executive compensation levels and practices as part of the process of establishing an appropriate level of overall executive compensation. These surveys include some of the companies that are included in the Peer Group used by Black & Decker in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has chosen not to limit the survey information to companies in the Peer Group because the search to attract new executives is not limited to companies within the same industry, and the competition that Black & Decker faces to recruit and retain existing executives comes from companies in many different industries. After reviewing the available competitive data, the Committee evaluates the executive's performance and considers Black & Decker's needs to arrive at individual compensation decisions.


                           Mark H. Willes (Chairman)
                                 Anthony Luiso
                            M. Cabell Woodward, Jr.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

[LINE CHART APPEARS BELOW WITH THE FOLLOWING PLOT POINTS:]


-------------------PLEASE SUPPLY PLOT POINTS--------------------



     (1) Assumes $100 invested at the close of business on December 31, 1993, in Black & Decker common stock, Standard & Poor's (S&P) 500 Index, and Peer Group.
     (2) Cumulative total return assumes reinvestment of dividends.
     (3) Peer Group consists of the companies in S&P Hardware and Tools, Value Line Home Appliances, Business Week Machine and Hand Tools, and Fortune Industrial and Farm Equipment. A list of the companies in the Peer Group will be furnished upon request addressed to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286.
     (4) Total return is weighted according to market capitalization of each company at the beginning of each year.


APPROVAL OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Audit Committee recommends, and the Board of Directors selects, independent public accountants for Black & Decker. The Audit Committee has recommended that Ernst & Young LLP, who served during 1998, be selected for 1999, and the Board has approved the selection. Unless a stockholder directs otherwise, Proxies will be voted for the approval of the selection of Ernst & Young LLP as independent public accountants for 1999. If the appointment of Ernst & Young LLP is not approved by the stockholders, the Board will consider the selection of other independent public accountants for 1999.


     At its February 1999 meeting, the Audit Committee reviewed the 1998 non-audit services provided by Ernst & Young LLP and concluded that the non-audit services have not impaired their independence.

     A representative of Ernst & Young LLP is expected to be present at the 1999 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP AS BLACK & DECKER'S INDEPENDENT ACCOUNTANTS FOR 1999.


STOCKHOLDER PROPOSALS AND OTHER BUSINESS TO BE CONSIDERED AT THE
2000 ANNUAL MEETING OF STOCKHOLDERS


     It is expected that the 2000 Annual Meeting of Stockholders will be held on April 25, 2000. In order to be considered for inclusion in the Proxy Statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 16, 1999, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder's name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by Proxy at the meeting to present the proposal.


     Stockholders desiring to bring business before the 2000 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after January 5, 2000 and before January 27, 2000. The written notice must comply with the provisions of Black & Decker's Bylaws summarized below under the heading "Other Matters."


OTHER MATTERS


     Management does not know of any other matters that will come before the 1999 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as proxies are authorized to vote the shares as they see fit and will act according to their best judgment.


     The Bylaws provide that, to be properly brought before the meeting, business must be: (1) specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board of Directors; (2) otherwise properly brought before the meeting by or at the direction of the Board; or (3) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker not less than 90 days nor more than 110 days prior to the meeting. In the event that Black & Decker provides less than 100 days' notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder's notice must include: (1) a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting;
(2) any material interest of the stockholder in the business; (3) the name and address of the stockholder proposing the business; and (4) the number of shares of common stock beneficially owned by the stockholder.


     No stockholders submitted written notice to Black & Decker that they intended to bring business before the 1999 Annual Meeting of Stockholders in compliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board of Directors will be considered at the meeting.


     No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.


March 15, 1999
Towson, Maryland

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
--------------------------------------
[BLACK & DECKER LOGO APPEARS HERE]


ANNUAL MEETING
OF STOCKHOLDERS
APRIL 27, 1999



THE BLACK & DECKER
CORPORATION
701 East Joppa Road
Towson, Maryland 21286



HAVE YOU MOVED?


THE BLACK & DECKER
 CORPORATION
MAIL STOP TW-266
701 EAST JOPPA ROAD
TOWSON, MARYLAND 21286


Please change my address on the books of The Black & Decker Corporation.


Name of Owner:
--------------------------------------------------------------------------------
(PRINT NAME EXACTLY AS IT APPEARS ON STOCK CERTIFICATE)


From (Old Address):
--------------------------------------------------------------------------------
(PLEASE PRINT)


To (New Address):
--------------------------------------------------------------------------------
    Street Address            City or Town     State     Zip Code
Date:                        Signature:
--------------------------------------------------------------------------------
Owner should sign name exactly as it appears on Stock Certificate.

If this form is signed by a representative, evidence of authority should be supplied.


THIS FORM MAY BE ENCLOSED IN ENVELOPE WITH PROXY CARD

                              FOLD AND DETACH HERE

Dear Black & Decker Shareholder:

Black & Decker encourages you to take advantage of a new and convenient way by which you can vote your shares. You can now vote your shares by appointing the proxies named on this proxy card using a touch tone telephone. This eliminates the need to return the proxy card.

To vote your shares by telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

To vote over the telephone:

   o On a touch tone telephone call 1-800-OK2-VOTE (1-800-652-8683), 24 hours a day and 7 days a week.

Your telephone vote authorizes the named proxies in the same manner as if your marked, signed, dated and returned the proxy card.

If you choose to vote your shares by telephone, there is no need for you to return your proxy card by mail.

                 Your vote is important. Thank you for voting.

********************************************************************************
                                    APPENDIX


                                     PROXY

                         THE BLACK & DECKER CORPORATION
                  701 EAST JOPPA ROAD, TOWSON, MARYLAND 21286

          This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints Nolan D. Archibald, Alonzo G. Decker, Jr., and Mark H. Willes, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of the Corporation that the undersigned could vote if present at the 1999 Annual Meeting of Stockholders to be held April 27, 1999, and at any adjournment or adjournments thereof. The undersigned further gives the Proxies authority to vote according to their best judgment in respect of any other matters properly coming before the meeting.

Election of Directors. Nominees:

1. N.D. Archibald, 2. N.R. Augustine, 3. B.L. Bowles, 4. M. Candlish, 5. A.G. Decker, Jr., 6. M.A. Fernandez, 7. A. Luiso, and 8. M.H. Willes.

      YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                     SEE REVERSE
                                                                         SIDE

                              FOLD AND DETACH HERE

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.

                                             FOR            WITHHELD
1. Election of Directors (see reverse)       [ ]               [ ]

   Vote FOR all nominees, except

                                             FOR        AGAINST       ABSTAIN
2. Ratification of Ernst & Young LLP as      [ ]          [ ]           [ ]
   Independent Accountants

                                               Please sign name(s) exactly as
                                               printed hereon. If signing as
                                               attorney, administrator,
                                               executor, guardian or trustee,
                                               please give full title as such.

                                               ---------------------------------

                                               ---------------------------------
                                                  SIGNATURE(S)          DATE